Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Elutia Inc. of our report dated March 13, 2026 relating to the financial statements, which appears in Elutia Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 14, 2026